EXHIBIT 99.1

Loral Reports Third Quarter 2010 Financial Results

Telesat and Space Systems/Loral Continue Strong Performance

NEW YORK, Nov. 4, 2010 (GLOBE NEWSWIRE) -- Loral Space & Communications Inc. (Nasdaq:LORL) today announced its financial results for the three and nine months ended September 30, 2010. Revenues and Adjusted EBITDA1 improved significantly in the quarter and in the first nine months of the year.

Significant highlights include:

  Record Adjusted EBITDA at SS/L for the first nine months of 2010 was nearly double the Adjusted EBITDA for the first nine months of 2009.
  SS/L was awarded six major contracts to date in 2010.
  Telesat EBITDA margin at 77 percent in the current quarter showed improvement.from 69% in the comparable quarter of 2009
  Telesat's debt to EBITDA leverage decreased to less than five times at the end of the current quarter from over eight times at December 31, 2007, soon after our ownership interest in Telesat was acquired.
  Strategic initiatives are being considered at both SS/L and Telesat.
  Due to lower foreign exchange gains at Telesat, Loral's net income for the current quarter decreased to $72 million from $108 million in the third quarter of 2009. Loral's diluted earnings per share for the current quarter was $2.29 compared with $3.61 for the third quarter of 2009.

Combined segment revenues and Adjusted EBITDA for the quarter were $527 million and $207 million, respectively, which were 24 percent and 43 percent greater than combined segment revenues and Adjusted EBITDA for the third quarter of 2009 which were $424 million and $145 million, respectively. Combined segment revenues and Adjusted EBITDA for the first nine months of the year were $1.430 billion and $546 million, respectively, which were 14 percent and 40 percent greater than segment revenue and Adjusted EBITDA of $1.254 billion and $391 million, respectively, for the first nine months of 2009. All of Telesat's revenue and Adjusted EBITDA are included in these segment results2. Loral's income statement, however, reflects its 64 percent economic interest in Telesat only under the equity method of accounting.

Loral's revenues and Adjusted EBITDA for the quarter after eliminations are particularly noteworthy, with revenues of $323 million and Adjusted EBITDA of $52 million, up 30 percent and 92 percent, respectively, compared to the third quarter of 2009.  Nine month results also reflect this improvement. Revenues and Adjusted EBITDA for the first nine months of 2010 after eliminations were $832 million and $94 million, respectively, up 14 percent and 150 percent from revenues and Adjusted EBITDA after eliminations for the first nine months of 2009 of $733 million and $38 million respectively. The eliminations include all of Telesat's results, as well as the impact of Loral's portion of the ViaSat-1 construction contract on SS/L's results.

Loral reported income, before equity in net income of affiliates, of $32 million in the current quarter compared to $15 million for the third quarter of 2009. For the first nine months of 2010, income before equity in net income (loss) of affiliates was $42 million compared to $(1) million for the first nine months of 2009.

Equity in net income of affiliates, comprised substantially of Loral's share of Telesat's net income and reflecting significantly lower foreign exchange gains in the current periods, was $40 million in the current quarter compared to $93 million in the third quarter of 2009, and $40 million for the first nine months of 2010 compared to $173 million for the first nine months of 2009.

As a result, Loral reported net income of $72 million in the current quarter compared to net income of $108 million for the third quarter of 2009. For the first nine months of 2010 net income was $82 million compared to $172 million for the first nine months of 2009.

Diluted earnings per share for the third quarter of 2010 was $2.29 compared to diluted earnings per share of $3.61 in the third quarter of 2009. For the first nine months of 2010 diluted earnings per share was $2.63 compared to $5.75 for the first nine months of 2009.

Loral's cash position continued to be strong, increasing by $32 million from $142 million at the end of June 2010 to $174 million at the end of September 2010. There were no drawings against the available $95 million revolving credit facility at Space Systems/Loral (SS/L).

"Both Telesat and SS/L have focused on operating efficiencies and growth strategies over the past several years," said Michael Targoff, chief executive officer of Loral Space & Communications. "The effect has been continued strong bookings and margin improvement resulting in record performance that even exceeded our plans."

Business Unit Review

Satellite Manufacturing

In the third quarter of 2010, SS/L reported revenue before eliminations of $325 million, up $71 million, which is 28 percent higher than the $254 million reported in the third quarter of 2009. Revenue before eliminations for the first nine months of 2010 was $837 million, up $91 million, which is 12 percent more than the $746 million for the first nine months of 2009.

Adjusted EBITDA for the third quarter of 2010 was $56 million, up $24 million, which is 76 percent higher than the Adjusted EBITDA of $32 million for the third quarter of 2009. Adjusted EBITDA for the first nine months of 2010 was $106 million, up $51 million, which is nearly double the Adjusted EBITDA of $54 million for the first nine months of 2009.

"SS/L has been making steady progress in improving its operations and the benefits are increasingly being reflected in our financial results," said Mr. Targoff.  "This quarter's excellent results are particularly robust because of milestone events that confirm many of these improvements and the cumulative recognition of these benefits during the period." During the quarter, SS/L received a fifth large communications satellite order for the year, and following quarter end, the company was awarded an additional contract to bring the total awards to date for the year to six.

The first contract was awarded to SS/L by Eutelsat, a new strategic customer, and the QATAR Ministry of Communications for EB2A/Es'hail, a multi-mission satellite, which will serve expanding markets in the Middle East, North Africa, and Central Asia regions. On October 13, SS/L also announced a contract with Asia Broadcast Satellite for ABS-2, a satellite which will provide a wide range of services including direct-to-home, cable TV distribution, VSAT services, data networks, and telecommunications services to the Middle East, Africa, Asia Pacific, and CIS/Russia.

Without including the value of the ABS contract, SS/L's backlog remained robust at $1.733 billion at the end of September 2010.

During the quarter SS/L also completed a satellite for SIRIUS XM Radio, which was successfully launched on October 14 and has performed post-launch maneuvers according to plan.

In October 2010, TerreStar Networks Inc., an SS/L customer, filed for bankruptcy under Chapter 11 of the bankruptcy code. As of September 30, 2010, SS/L had $35 million of past due receivables from TerreStar. We believe that, largely due to the importance of SS/L's support to TerreStar's satellite operations, the bankruptcy will not have a material adverse effect on SS/L.

Satellite Services

Reflecting growth driven largely by an expanded fleet, and positively impacted by the stronger Canadian dollar, Telesat revenue for the quarter was $202 million and Adjusted EBITDA was $154 million.  This shows improvement over revenue and Adjusted EBITDA for the third quarter of 2009 of $171 million and $118 million, respectively.

Telesat revenue for the first nine months of 2010 was $593 million, an increase of $85 million compared to the first nine months of 2009 including a $37 million benefit from the stronger Canadian dollar, and Telesat Adjusted EBITDA for the first nine months of 2010 was $450 million, an increase of $98 million compared to the first nine months of 2009 including a $28 million benefit from the stronger Canadian dollar.

The performance benefit of Nimiq 5 and Telstar 11N, the two satellites put into service during 2009, more than offset the loss of revenue from the sale of Telstar 10 in July 2009. Aided by continuing expense reduction, Adjusted EBITDA margin improved to 77 percent for the current quarter compared to 69 percent for the third quarter of 2009.

Telesat's net income of $73 million for the three months ended September 30, 2010 includes a net foreign exchange gain of $46 million related primarily to Telesat's U.S. dollar denominated debt, as a result of the weakening of the U.S dollar against the Canadian dollar during the quarter. In the comparable quarter in 2009, net income of $168 million included a foreign exchange gain of $144 million as well as a $30 million gain from the disposition of assets.

Telesat backlog continues to be robust at $5.5 billion on September 30, 2010. As of the end of the third quarter, Telesat's liquidity also continued to be very strong.  It had $238 million of cash and short-term investments and no borrowings against its revolving credit facility. Further, given Telesat's improved third quarter Adjusted EBITDA, its leverage as measured by Consolidated Debt to Adjusted EBITDA, based on the last four quarters, continued to decrease reaching less than five times, a level significantly improved from the time Loral acquired its interest in Telesat.

Strategic Initiatives

With respect to strategic initiatives, SS/L is continuing to prepare for an initial public offering and expects to file with the SEC an amendment to its registration statement to reflect updates to SS/L's financial condition as of September 30, 2010 as well as changes to the form of the offering which will likely be the sale by Loral of a portion of its interest in SS/L. Loral is also evaluating other strategic alternatives for SS/L.

Telesat's board of directors and shareholders have authorized a process to explore an initial public offering or other strategic alternatives. In order to maximize the benefits to Loral shareholders of any strategic transaction that may result from this process, it will likely be advisable to separate Loral's non-Telesat assets so that any transaction involving Loral's interest in Telesat could be structured in the form of a transaction at the parent company level. Accordingly, in the event of any such transaction, Loral would, prior to the transaction, likely spin-off or sell its interest in SS/L (or its remaining interest if there has first been an SS/L initial public offering), and otherwise separate from Loral the remaining non-Telesat assets. There can be no assurance whether or when any transaction involving any or all of Loral, Telesat or SS/L may occur.

Conference Call

Loral's chief executive officer Michael B. Targoff will host a conference call and web cast on Monday, November 8, at 11:00 a.m. ET to discuss the company's third quarter 2010 results. To participate, please dial (973) 200-3060 or toll free at (877) 831-3841 approximately ten minutes prior to the scheduled start of the call. A listen-only web cast of the call is available on the Investor Relations section of Loral's web site (www.loral.com) under "Events & Presentations." A replay of the web cast will be available for 30 days.

A full discussion of Loral's results is contained in the company's Form 10-Q, which was filed today and will be available on the company's web site at www.loral.com or on the SEC's EDGAR service at www.sec.gov.

About Loral Space & Communications Inc.

Loral Space & Communications is a satellite communications company. It is a world-class leader in the design and manufacture of satellites and satellite systems for commercial and government applications including fixed satellite services, direct-to-home television, broadband communications, wireless telephony, weather monitoring and air traffic management. Loral also owns 64 percent of Telesat Canada, a global operator of telecommunications and direct broadcast satellites used to distribute video entertainment programming, broadband data, and provide access to Internet services and other value-added communications services. For more information, visit Loral's web site at www.loral.com. LORL-F

This document contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. When used in this press release, the words "believes," "expects," "plans," "may," "will," "would," "could," "should," "anticipates," "estimates," "project," "intend" or "outlook" or other variations of these words or other similar expressions are intended to identify forward-looking statements and information. In addition, Loral Space & Communications Inc. or its representatives have made or may make forward-looking statements, orally or in writing, which may be included in, but are not limited to, various filings made from time to time with the Securities and Exchange Commission, and press releases or oral statements made with the approval of an authorized executive officer of the company. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties which are described as "Risk Factors" and in the "Commitments and Contingencies" note to our financial statements in the current Form 10-Q, filed today, and in Loral's 2009 annual report on Form 10‑K. The reader is specifically referred to these documents, as well as the company's other filings with the Securities and Exchange Commission.

Risks and uncertainties include but are not limited to (1) risks associated with financial factors and our investment in Telesat Canada, including the global economic downturn, our history of losses, financial covenants in SS/L's credit agreement, the structure of our investment in Telesat, Telesat's leverage and volatility in Canadian/U.S. exchange rates; (2) risks associated with satellite manufacturing, including competition, contractual risks, creditworthiness of customers, performance of suppliers and management of our factory and personnel; (3) risks associated with satellite services, including dependence on large customers, launch delays and failures, in-orbit failures and competition; (4) regulatory risks, such as the effect of U.S. export control and economic sanction laws and U.S., Canadian and foreign government regulation of satellite services; and (5) other risks, including possible conflicts of interest with our significant shareholder, litigation and market risks. The foregoing list of important factors is not exclusive. Furthermore, Loral operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond Loral's control.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any shares of SS/L's common stock, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus which will be filed with the Securities and Exchange Commission.

1 We use Adjusted EBITDA to evaluate operating performance of our segments, to allocate resources and capital to such segments, to measure performance for incentive compensation programs, and to evaluate future growth opportunities. The common definition of EBITDA is "Earnings Before Interest, Taxes, Depreciation and Amortization". In evaluating financial performance, we use revenues and operating income before depreciation, amortization and stock-based compensation (including stock-based compensation from SS/L Phantom stock appreciation rights expected to be settled in Loral common stock) and directors' indemnification expense ("Adjusted EBITDA") as the measure of a segment's profit or loss. Adjusted EBITDA is equivalent to the common definition of EBITDA before directors' indemnification expense, other expense and equity in net income of affiliates.

Adjusted EBITDA allows us and investors to compare our operating results with that of competitors exclusive of depreciation, amortization and stock-based compensation, interest and investment income, interest expense, directors' indemnification expense, other expense and equity in net income of affiliates. Financial results of competitors in our industry have significant variations that can result from timing of capital expenditures, the amount of intangible assets recorded, the differences in assets' lives, the timing and amount of investments, the effects of other expense, which are typically for non-recurring transactions not related to the on-going business, and effects of investments not directly managed. The use of Adjusted EBITDA allows us and investors to compare operating results exclusive of these items. Competitors in our industry have significantly different capital structures. The use of Adjusted EBITDA maintains comparability of performance by excluding interest expense.

We believe the use of Adjusted EBITDA along with U.S. GAAP financial measures enhances the understanding of our operating results and is useful to us and investors in comparing performance with competitors, estimating enterprise value and making investment decisions. Adjusted EBITDA as used here may not be comparable to similarly titled measures reported by competitors. Adjusted EBITDA should be used in conjunction with U.S. GAAP financial measures and is not presented as an alternative to cash flow from operations as a measure of our liquidity or as an alternative to net income as an indicator of our operating performance.

2 Telesat reports its results in accordance with Canadian GAAP. However, all of Telesat's results, unless otherwise noted are reflected in this press release in accordance with U.S GAAP.

LORAL SPACE & COMMUNICATIONS INC.
Statements of Operations
(In millions, except per share amounts)

Revenues

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Satellite Manufacturing	$ 324.9	$ 253.5	$ 837.0	$ 745.8
Satellite Services (1)	201.6	170.5	592.7	507.9
Segment revenues	526.5	424.0	1,429.7	1,253.7
Eliminations	(1.5)	(4.3)	(4.7)	(12.6)
Affiliate eliminations (1)	(201.6)	(170.5)	(592.7)	(507.9)
Revenues as reported	$ 323.4	$ 249.2	$ 832.3	$ 733.2

Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Satellite Manufacturing	$ 55.8	$ 31.6	$ 105.6	$ 54.2
Satellite Services (1)	154.4	117.8	450.4	352.0
Corporate expenses	(3.6)	(4.4)	(10.4)	(15.2)
Segment Adjusted EBITDA before eliminations	206.6	145.0	545.6	391.0
Eliminations	(0.6)	(0.3)	(1.1)	(1.4)
Affiliate eliminations (1)	(154.4)	(117.8)	(450.4)	(352.0)
Adjusted EBITDA	$ 51.6	$ 26.9	$ 94.1	$ 37.6

Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Adjusted EBITDA	$ 51.6	$ 26.9	$ 94.1	$ 37.6
Depreciation, amortization and stock-based compensation	(12.0)	(12.1)	(33.2)	(35.9)
Directors' indemnification expense	--	--	(14.4)	--
Operating income	39.6	14.8	46.5	1.7
Interest and investment income	3.6	1.9	9.7	5.5
Interest expense	(0.6)	(0.7)	(1.8)	(0.7)
Other expense	(1.1)	--	(0.3)	(0.1)
Income tax provision	(9.1)	(0.7)	(12.2)	(7.1)
Equity in net income of affiliates	40.0	93.1	40.2	172.6
Net income	$ 72.4	$ 108.4	$ 82.1	$ 171.9
Basic and diluted income per share:
Basic income per share	$ 2.40	$ 3.64	$ 2.74	$ 5.78
Diluted income per share	$ 2.29	$ 3.61	$ 2.63	$ 5.75
Weighted average shares outstanding:
Basic	30,206	29,771	30,017	29,742
Diluted	31,204	30,004	30,777	29,870

(1) The Satellite Services segment includes Telesat Revenues and Adjusted EBITDA, which are eliminated in our consolidated financial statements, where we report our 64% share of Telesat under the equity method of accounting.

LORAL SPACE & COMMUNICATIONS INC.
Supplemental Financial Data
(In millions)

	September 30, 2010	December 31, 2009

Backlog
Satellite Manufacturing	$ 1,733	$ 1,632
Satellite Services	5,462	5,230
Total backlog	7,195	6,862
Intercompany eliminations	(5)	(9)
Affiliate eliminations	(5,462)	(5,230)
Net backlog	$ 1,728	$ 1,623

Condensed Balance Sheets
(In millions)

	September 30, 2010	December 31, 2009

Cash and equivalents	$ 174.4	$ 168.2
Contracts-in-process	233.2	190.8
Other current assets	96.6	108.0
Total current assets	504.2	467.0
Property, plant & equipment, net	228.5	208.0
Long-term receivables	301.6	248.1
Investments in affiliates	323.0	282.0
Other assets	28.1	48.4
Total assets	$ 1,385.4	$ 1,253.5

Customer advances and billings in excess of costs and profits	$ 328.3	$ 291.0
Other current liabilities	168.1	150.3
Total current liabilities	496.4	441.3
Long-term debt	--	--
Other long-term liabilities	388.1	380.2
Total liabilities	884.5	821.5
Equity	500.9	432.0
Total liabilities and equity	$ 1,385.4	$ 1,253.5

TELESAT
Summary Financial Information
(In millions)

Summary financial information in US$ and in accordance with US GAAP follows (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Statement of Operations:
Revenues	$ 201.6	$ 170.5	$ 592.7	$ 507.9

Adjusted EBITDA	$ 154.4	$ 117.8	$ 450.4	$ 352.0
Depreciation, amortization and stock-based compensation	(61.8)	(54.7)	(185.3)	(160.8)
Gain on disposition of long-lived assets	1.0	29.6	1.0	29.6
Operating income	93.6	92.7	266.1	220.8
Interest expense	(57.9)	(58.0)	(176.7)	(166.6)
Financial instruments losses	(56.5)	(94.9)	(49.9)	(142.2)
Foreign exchange gains	102.5	238.5	69.2	394.2
Other income (expense)	0.2	(0.7)	(1.0)	(2.5)
Income tax provision	(8.8)	(9.6)	(19.0)	(25.0)
Net income	$ 73.1	$ 168.0	$ 88.7	$ 278.7

			September 30, 2010	December 31, 2009
Balance Sheet Data:
Current assets			$ 3,244.0	$ 251.6
Total assets			5,181.4	4,994.7
Current liabilities			287.8	195.9
Debt, including current portion			2,933.4	2,953.3
Total liabilities			4,121.1	4,041.9
Redeemable preferred stock			137.4	134.3
Shareholders' equity			922.9	818.5

Other:
Backlog (U.S. Dollar)			$ 5,462	$ 5,230
Backlog (Canadian Dollar)			CAD 5,622	CAD 5,508
CONTACT:  Loral Space & Communications Inc.
          Wendy Lewis
          650-704-7502